Exhibit 99

FOR IMMEDIATE RELEASE	Investor Contact: David Tucker 281-406-2370

May 6, 2008
Parker Drilling Reports First Quarter 2008 Results
HOUSTON, May 6, 2008 – Parker Drilling Company (NYSE: PKD), a global drilling contractor and service provider, today reported financial and operating results for the first quarter 2008, as higher dayrates and utilization in the company’s international segment partially offset an expected softening of the U.S. barge rig market.
“Parker Drilling had a solid first quarter, with a substantial increase in total revenues over the comparable prior year quarter due to higher contributions from our international drilling and Quail Tools segments and a better-than-expected performance from our U.S. deep barge rig segment,” remarked Robert L. Parker Jr., chairman and chief executive officer. “Utilization in our international and deep barge rig markets is strong, and financial results from our international and Quail Tools segments should continue to improve throughout 2008.
“With this morning’s announcement of our return to Alaska with two newbuild rigs incorporating the latest advances in arctic drilling technology, we continue to execute our strategic growth plan to provide a fleet of advanced rigs preferred by our customers in all market conditions.”
First Quarter Earnings and Financial Highlights
For the three months ended March 31, 2008, Parker posted net income of $23.9 million, or $0.21 per diluted share, on revenues of $173.3 million, compared to net income of $30.0 million, or $0.27 per diluted share, on revenues of $151.3 million for the first quarter 2007. Net income for the first quarter of 2008 included a net benefit of $0.04 per diluted share from non routine items, comprised of a $1.1 million loss from our Saudi Arabia partnership and a net tax benefit of $6.4 million relating to a settlement of the interest portion of a tax case in Kazakhstan and a valuation allowance on a net operating loss carryforward in Papua New Guinea. Net income in the first quarter 2007 included net non-routine income of $0.07 per diluted share, or $8.2 million, relating primarily to the gain on the sale of two workover barge rigs.
EBITDA was $61.0 million for the first quarter 2008 compared to $61.7 million in the first quarter 2007. Higher dayrates and utilization resulted in a 32 percent EBITDA improvement for Parker’s international operations over the first quarter 2007. EBITDA for the U.S. barge segment was $24.4 million, compared to $32.4 million in the first quarter of 2007. Quail Tools also showed improvement, with a 26 percent increase from the first quarter 2007. (The details of the EBITDA calculation, a non-GAAP financial measure, for the current and prior eight quarters are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.)

Capital expenditures for the three months ended March 31, 2008 totaled $43.2 million. Total debt was $388.6 million, and the Company’s cash, cash equivalents and marketable securities totaled $44.7 million at March 31, 2008.
Average utilization for the Gulf of Mexico barge rigs for the first quarter 2008 was 76 percent, compared to the 73 percent reported for the first quarter 2007 and the 83 percent reported for the fourth quarter 2007. Current barge rig utilization is 93 percent. The Company’s deep drilling barge dayrates in the Gulf of Mexico averaged $44,800 per day during the first quarter 2008, compared to $51,600 per day in the first quarter 2007 and $43,900 per day in the fourth quarter 2007. (Average dayrates for each classification of barge by quarter are available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” and then to “Dayrates - GOM.”)
The average utilization of international land rigs for the first quarter 2008 was 72 percent, compared to the 83 percent reported for the fourth quarter 2007, but higher than the 63 percent in the first quarter 2007. Current international utilization is 77 percent.
Quail Tools, Parker’s drilling and production rental tools subsidiary with six stores located in the most active resource plays in North America, continued its outstanding performance as it recorded EBITDA of $23.7 million in the first quarter 2008, up $4.8 million from the first quarter 2007.
Summary
“Even though overall contributions from the international segment were up significantly from the prior-year quarter, results were impacted by increased costs and demobilization in our Africa/Middle East markets” said Parker. “However, the majority of these costs were absorbed during the first quarter; and as new contracts commence operations we expect strengthening contributions from our international segment for the remainder of 2008.
“Quail Tools has continued to outperform, as first quarter EBITDA significantly exceeded the prior-year period as it reaped substantial benefits from increasing deepwater activity in the Gulf of Mexico, as well as increased contributions from its stores serving the Williston Basin and Barnett Shale markets. Going forward, we are confident in the strength of this segment and we expect continued growth throughout the year.”
“Despite lower quarter-over-quarter dayrates, our U.S. barge rig segment completed the first quarter of 2008 above expectations. Deep barge rig dayrates actually increased sequentially, and utilization was also higher than our competition in this market, which we attribute to our fleet of preferred rigs and an industry-best workforce. In the near term, we expect our U.S. barge segment to remain active, with a moderate upswing in the second half of the year.
“Our outstanding operational performance in extended-reach, arctic and environmentally sensitive drilling that has revolutionized the search for oil and gas, and we are securing new contracts drawing on our expertise as a result, as indicated in this morning’s Alaskan Letter of Intent announcement and as forecast in our strategic growth plan. Our outstanding track record at the Sakhalin-1 project and our history of success in Alaska, Russia and Kazakhstan are critical factors that distinguish us from our competition as E&P companies look to exploit increasingly remote and difficult fields. Parker Drilling has long been a leader in developing innovative drilling technology for improving performance and lowering the total cost of drilling for our customers. We anticipate that our unique capabilities will continue to drive growth in 2008 and 2009,” Parker concluded.
Parker Drilling has scheduled a conference call at 9 a.m. CDT (10 a.m. EDT) on Tuesday, May 6, 2008 to discuss first quarter 2008 results. Those interested in participating in the call may dial in at 303-262-2191. The conference call replay can be accessed from May 6 through May 13 by dialing (800) 405-2236 and using the access code 11113191#. Alternatively, the call can be accessed live through the investor relations section of the Company’s website at http://www.parkerdrilling.com and will be archived on the site for 12 months.
This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including demand for drilling and customer spending and the factors affecting demand, competitive advantages including cost effective integrated solutions and technological innovation, future technological innovation, future operating results of the Company’s rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation and execution of contracts, strengthening of financial position, increase in market share and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company’s expectations, please refer to the Company’s reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2007. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward- looking statement.

Exhibit 99.1
PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Drilling	$45,888	$60,978
International Drilling	68,740	41,914
Project Management and Engineering Services	19,179	18,406
Rental Tools	39,471	29,975

TOTAL DRILLING AND RENTAL REVENUES	173,278	151,273

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Drilling	21,522	26,749
International Drilling	52,621	29,729
Project Management and Engineering Services	15,661	16,066
Rental Tools	15,818	11,163
Depreciation and Amortization	26,166	18,059

TOTAL DRILLING AND RENTAL OPERATING EXPENSES	131,788	101,766

DRILLING AND RENTAL OPERATING INCOME	41,490	49,507

General and Administrative Expense	(6,668)	(5,888)
Gain on Disposition of Assets, Net	579	16,404

TOTAL OPERATING INCOME	35,401	60,023

OTHER INCOME AND (EXPENSE)
Interest Expense	(5,690)	(6,330)
Change in Fair Value of Derivative Position	—	(381)
Interest Income	368	1,784
Equity in Loss of Unconsolidated Joint Venture and Related Charges, Net of Tax	(1,105)	—
Other Income (Expense) , Net	60	(993)

TOTAL OTHER INCOME AND (EXPENSE)	(6,367)	(5,920)

INCOME BEFORE INCOME TAXES	29,034	54,103

INCOME TAX (BENEFIT) EXPENSE
Current Tax (Benefit) Expense	(10,643)	22,012
Deferred Tax Expense	15,789	2,097

TOTAL INCOME TAX EXPENSE	5,146	24,109

NET INCOME	$23,888	$29,994

EARNINGS PER SHARE — BASIC
Net Income	$0.22	$0.28

EARNINGS PER SHARE — DILUTED
Net Income	$0.21	$0.27

AVERAGE COMMON SHARES OUTSTANDING
Basic	110,546,311	107,743,870
Diluted	111,481,301	109,464,663

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)

	March 31, 2008	December 31, 2007
	(Dollars in Thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$44,733	$60,124
Accounts and Notes Receivable, Net	181,011	166,706
Rig Materials and Supplies	25,678	24,264
Deferred Costs	9,552	7,795
Deferred Income Taxes	9,423	9,423
Other Current Assets	53,270	54,871

TOTAL CURRENT ASSETS	323,667	323,183

PROPERTY, PLANT AND EQUIPMENT, NET	600,200	585,888

OTHER ASSETS
Goodwill	100,315	100,315
Deferred Taxes	23,396	40,121
Other Assets	35,060	27,480

TOTAL OTHER ASSETS	158,771	167,916

TOTAL ASSETS	$1,082,638	$1,076,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$35,000	$20,000
Accounts Payable and Accrued Liabilities	103,831	104,180

TOTAL CURRENT LIABILITIES	138,831	124,180

LONG-TERM DEBT	353,559	353,721

LONG-TERM DEFERRED TAX LIABILITY	8,250	8,044

OTHER LONG-TERM LIABILITIES	20,675	56,318

STOCKHOLDERS’ EQUITY	561,323	534,724

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,082,638	$1,076,987

Current Ratio	2.33	2.60

Total Long-Term Debt as a Percent of Capitalization	41%	41%

Book Value Per Common Share	$4.99	$4.78

PARKER DRILLING COMPANY AND SUBSIDIARIES
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2008	2007	2007
	(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Offshore Drilling	$45,888	$54,505	$50,889
U.S. Land Drilling	—	6,473	—
International Land Drilling	58,674	34,115	61,587
International Offshore Drilling	10,066	7,799	8,143
Project Management and Engineering Services	19,179	18,406	19,081
Rental Tools	39,471	29,975	41,126

Total Drilling and Rental Revenues	173,278	151,273	180,826

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Offshore Drilling	21,522	22,124	20,250
U.S. Land Drilling	—	4,625	—
International Land Drilling	46,056	24,640	47,045
International Offshore Drilling	6,565	5,089	5,442
Project Management and Engineering Services	15,661	16,066	15,977
Rental Tools	15,818	11,163	16,114

Total Drilling and Rental Operating Expenses	105,622	83,707	104,828

DRILLING AND RENTAL OPERATING INCOME
U.S. Offshore Drilling	24,366	32,381	30,639
U.S. Land Drilling	—	1,848	—
International Land Drilling	12,618	9,475	14,542
International Offshore Drilling	3,501	2,710	2,701
Project Management and Engineering Services	3,518	2,340	3,104
Rental Tools	23,653	18,812	25,012
Depreciation and Amortization	(26,166)	(18,059)	(25,059)

Total Drilling and Rental Operating Income	41,490	49,507	50,939

General and Administrative Expense	(6,668)	(5,888)	(6,328)
Provision for Reduction in Carrying Value of Certain Assets	—	—	(371)
Gain (Loss) on Disposition of Assets, Net	579	16,404	(784)

TOTAL OPERATING INCOME	$35,401	$60,023	$43,456

Marketable Rig Count Summary
As of March 31, 2008

Total
U.S. Gulf of Mexico Barge Rigs
Workover	2
Intermediate	3
Deep	10

Total U.S. Gulf of Mexico Barge Rigs	15

International Land Rigs
Asia Pacific	8
Africa — Middle East	3
Latin America	8
CIS	8

Total International Land Rigs	27

International Barge Rigs
Mexico	1
Caspian Sea	1

Total International Barge Rigs	2

Total Marketable Rigs	44

Adjusted EBITDA
(Unaudited)
(Dollars in Thousands)

				Three Months Ending
	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005
Net Income from Continuing Operations	$23,888	$34,571	$22,653	$16,860	$29,994	$37,168	$18,639	$13,761	$11,458	$56,707
Adjustments:
Income Tax (Benefit) Expense	5,146	(21,379)	19,180	15,813	24,109	(5,954)	13,173	14,694	14,496	(39,087)
Total Other Income and Expense	6,367	30,264	8,767	4,231	5,920	3,554	8,741	5,731	7,865	10,251
Loss/(Gain) on Disposition of Assets, Net	(579)	784	(543)	(269)	(16,404)	(672)	(4,328)	(2,125)	(448)	(3,185)
Depreciation and Amortization	26,166	25,059	23,043	19,642	18,059	17,605	16,993	17,715	16,957	16,619
Provision for Reduction in Carrying Value of Certain Assets	—	371	1,091	—	—	—	—	—	—	2,584

Adjusted EBITDA	$60,988	$69,670	$74,191	$56,277	$61,678	$51,701	$53,218	$49,776	$50,328	$43,889